The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

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XRPZ Launch - Social media post – DA X

'EZRP' fit the EZ formula, but the $XRPZ ticker was just too clean to pass up.

Learn more about XRPZ, now live:
https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/47318/SINGLCLASS/franklin-xrp-etf/XRPZ#documents

franklintempleton.com/tools-and-resources/lit-preview/47318/SINGLCLASS/franklin-xrp-etf/XRPZ#prospe...

Image - tag: @ripple, @XRPLLabs, @FTI_US)


XRPZ
Franklin XRP ETF (XRPZ)
Get XRPZ
All investments contain risk and possible loss of principal. Products may not be available in all jurisdictions. Franklin Distributors, LLC.

Franklin Templeton Digital Assets @FTDA_US · 3h ···

'EZRP' fit the EZ formula, but the $XRPZ ticker was just too clean to pass up.

Learn more about XRPZ, now live: bit.ly/4lkTJvx

bit.ly/3XfRL6a



XRPZ
Franklin XRP ETF (XRPZ)
Get XRPZ
All investments contain risk and possible loss of principal. Products may not be available in all jurisdictions. Franklin Distributors, LLC.

Ripple and 2 others

126 | 1K | 3.6K | 228K

Franklin Templeton Digital Assets @FTDA_US · 3h ···

"Blockchain innovation is driving fast-growing businesses, and digital asset tokens like XRP serve as powerful incentive mechanisms that help bootstrap decentralized networks and align stakeholder interests." said Roger Bayston, Head of Digital Assets at @FTI_Global. "Within a diversified digital portfolio, we view XRP as a foundational building block. $XRPZ provides regulated custody, daily transparency and liquidity without the operational complexity of holding the token directly."

16 | 203 | 736 | 51K

(Thread – from press release) "Blockchain innovation is driving fast-growing businesses, and digital asset tokens like XRP serve as powerful incentive mechanisms that help bootstrap decentralized networks and align stakeholder interests." **said Roger Bayston, Head of Digital Assets at @FTI_Global.** "Within a diversified digital portfolio, we view XRP as a foundational building block. $XRPZ provides regulated custody, daily transparency and liquidity without the operational complexity of holding the token directly."